Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Second Quarter 2022 Financial Results

McLean, VA, August 9, 2022 – Arlington Asset Investment Corp. (NYSE: AAIC) (the “Company” or “Arlington”) today reported financial results for the quarter ended June 30, 2022.

Second Quarter 2022 Financial Highlights

•
$6.30 per common share of book value
o
1.8% increase from March 31, 2022
•
$0.01 per diluted common share of GAAP net loss attributable to common shareholders
•
$0.05 per diluted common share of non-GAAP earnings available for distribution (formerly referred to as core operating income)
•
$0.09 per common share of book value accretion from the repurchase of 3.2% of the outstanding shares of common stock
o
Purchased an additional 1.1% of the outstanding shares of common stock through August 8, 2022
o
10.7 million share remaining authorization as of August 8, 2022
•
1.6 to 1 “at risk” leverage ratio

“Arlington's successful transition from a primarily levered agency MBS strategy to one focused on multiple high return, non-commodity investment channels in mortgage servicing rights (“MSRs”), single-family residential (“SFR”) rental properties and select credit investments continued to produce positive results during the second quarter, including a positive economic return for the fourth consecutive quarter.

“The execution of this strategy has enabled the Company to consistently grow book value per share during periods of volatile market conditions while traditional mortgage REITs experienced losses. Over the last twelve months, the Company delivered a 6.1% economic return while its mortgage REIT peers have experienced a negative 10.5% economic return,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.

“The Company's differentiated investment strategy has performed well during both positive and negative market conditions and is positioned to continue to do so. With our largest investment capital allocation in our MSR strategy, the Company's financial results benefited from another strong quarterly performance in our MSR investment portfolio that generated a total annualized return of 41% during the second quarter.

"Within the Company's credit investment strategy, widening of credit spreads has created compelling new investment opportunities in high quality assets. Late in the second quarter, the Company made several investments in highly rated senior commercial mortgage bonds that offer double digit levered returns and is actively evaluating similar investment opportunities.

"As of today, the Company has essentially reached its stated goal of $200 million of SFR rental properties with a total committed investment of $197 million and a strong expected net unlevered rental yield of 4.8%. The Company previously announced that it had entered into an agreement to sell a portion of its SFR portfolio with an expected closing date later this month at a significant gain that would be expected to add approximately $0.50 per share to our second quarter book value if consummated. Assuming the sale is completed, we have the ability to grow our SFR investment portfolio back to approximately $200 million, subject to market conditions, to fully realize the benefit of our below market fixed rate five-year financing facility. However, we will take a disciplined approach in purchasing new homes in the near term as the residential housing market evolves in the current environment.

“We continue to believe there is greater value in Arlington’s business than the public markets recognize. Since reinstituting our current common stock repurchase program in 2020, the Company has aggressively returned capital to shareholders by purchasing 25% of its outstanding shares, delivering $0.75 per share of accretion to shareholders.

“Having successfully positioned Arlington to preserve capital and grow book value per share, the Company now has the opportunity to capitalize on substantially wider investment spreads with superior risk adjusted returns in the low to mid-teens in high grade residential and commercial mortgage securitized products. We expect that the redeployment of capital into these higher return investments will drive greater earnings potential which can be used to increase our equity capital, return capital to shareholders through accretive stock repurchases or reinstate a dividend to common shareholders.”

Second Quarter Investment Portfolio

As of June 30, 2022, the Company’s investment portfolio capital allocation was as follows (dollars in thousands):

	June 30, 2022
	Assets	Invested Capital Allocation (1)	Invested Capital Allocation (%)	Leverage (2)
MSR financing receivables	$120,260	$120,260	41%	0.5
Single-family residential properties	182,783	64,605	22%	1.9
Credit investments (3)	168,432	63,058	21%	1.7
Agency MBS (4)	235,781	48,102	16%	4.0
Total invested capital	$707,256	296,025	100%
Cash and other corporate capital		5,486
Total investable capital		$301,511		1.6

(1)
Our investable capital is calculated as the sum of our shareholders’ equity capital plus accumulated depreciation of our single-family residential properties and long-term unsecured debt.
(2)
Our leverage is measured as the ratio of the sum of our repurchase agreement financing, long-term debt secured by single-family residential properties, net payable or receivable for unsettled securities, net contractual forward purchase (sale) price of our TBA commitments and leverage within our MSR financing receivables less our cash and cash equivalents compared to our investable capital.
(3)
Includes our net investment of $25,529 in two variable interest entities with gross assets and liabilities of $231,301 and $205,772, respectively, that are consolidated for GAAP financial reporting purposes.
(4)
Agency MBS assets include the fair value of the agency MBS which underlie the Company's to-be-announced ("TBA") forward purchase and sale commitments. In accordance with GAAP, the Company's TBA forward commitments are reflected on the consolidated balance sheets as derivative assets and liabilities at fair value in the financial statement line items "other assets" and "other liabilities." As of June 30, 2022, the fair value of the agency MBS that underlie the Company's net short position in TBA commitments had a fair value of $(146,576) and a net carrying value of $337.

MSR Related Investments

The Company is party to agreements with a licensed, U.S. government sponsored enterprise (“GSE”) approved residential mortgage loan servicer that enable the Company to garner the economic return of an investment in an MSR purchased by the mortgage servicing counterparty. The arrangement allows the Company to participate in the economic benefits of investing in an MSR without holding the requisite licenses to purchase or hold MSRs directly. Under the terms of the arrangement, the Company provides capital to the mortgage servicing counterparty to purchase MSRs directly and the Company, in turn, receives all the economic benefits of the MSRs less a fee payable to the counterparty. At the Company’s request, the mortgage servicing counterparty may utilize leverage on the MSRs to which the Company’s MSR financing receivables are referenced to finance the purchase of additional MSRs to increase potential returns to the Company. These transactions are accounted for as financing receivables on the Company’s consolidated financial statements.

The Company’s MSR financing receivable investments as of June 30, 2022 are summarized in the tables below (dollars in thousands):

Amortized Cost Basis (1)	Unrealized Gain	Fair Value
$74,866	$45,394	$120,260

(1)
Represents capital investments plus accretion of interest income net of cash distributions.

MSR Financing Receivable Underlying Reference Amounts:
MSRs	Financing	Advances Receivable	Cash and Other Net Receivables	Counterparty Incentive Fee Accrual	MSR Financing Receivables	Implicit Leverage
$176,408	$(60,868)	$2,348	$13,883	$(11,511)	$120,260	0.51

Underlying Reference MSRs:
Holder of Loans	Unpaid Principal Balance	Weighted-Average Note Rate	Weighted-Average Servicing Fee	Weighted-Average Loan Age	Price	Multiple (1)	Fair Value
Fannie Mae	$12,057,248	3.04%	0.25%	18 months	1.35%	5.38	$162,449
Freddie Mac	1,015,899	3.66%	0.25%	17 months	1.37%	5.50	13,959
Total/weighted-average	$13,073,147	3.09%	0.25%	18 months	1.35%	5.39	$176,408

(1)
Calculated as the underlying MSR price divided by the weighted-average servicing fee.

As of June 30, 2022, the mortgage servicing counterparty had drawn $60.9 million of financing under its credit facility collateralized by the MSRs to which the Company’s MSR financing receivables are referenced, resulting in an implicit leverage ratio of 0.51 to 1. The weighted average yield on the Company’s MSR financing receivables was 15.28% for the second quarter of 2022 compared to 12.49% for the first quarter of 2022, and the actual weighted-average constant prepayment rate (“CPR”) for the MSRs underlying the Company’s MSR financing receivables was 8.10% for the second quarter of 2022 compared to 8.71% for the first quarter of 2022.

Single-family Residential Investments

As of June 30, 2022, the Company had acquired 586 single family residential (“SFR”) properties for a total cost of $182.8 million and had commitments to acquire an additional 25 SFR properties for an aggregate purchase price of $9.0 million. The timing of the earnings benefit to the Company from investing in SFR rental properties is dictated by the pace of home purchases, the level of any property level refurbishments required after purchase and the length of the lease marketing period. The Company expects the time period between the date of settlement of the home purchase to the date the house is occupied by a tenant to average between 30 to 60 days. During the period prior to a lease commencement, the Company is incurring costs to hold the property including real estate taxes, insurance, homeowner association fees and interest costs.

On May 10, 2022, the Company entered into a purchase and sale agreement to sell 378 SFR properties for $132.8 million with an original closing date no later than June 23, 2022. Pursuant to the purchase and sale agreement, the buyer made a $2.655 million initial deposit with an escrow agent. On May 27, 2022, the Company entered into an amendment to the purchase and sale agreement to remove two properties from the sale transaction reducing the total properties to be sold to 376 SFR properties for $131.9 million. On June 20, 2022, the Company entered into an additional amendment to the purchase and sale agreement that required the buyer to fund an additional $2.655 million deposit with the escrow agent for a total deposit of $5.31 million to extend the closing date to no later than August 19, 2022. During the second quarter of 2022, the Company classified the 376 SFR properties as held-for-sale.

As of June 30, 2022, the Company’s SFR portfolio is summarized in the tables below (dollars in thousands):

	Single-family Residential Real Estate	Single-family Residential Real Estate Held-for-Sale	Total
Land	$11,423	$18,913	$30,336
Buildings and improvements	57,093	95,354	152,447
Investments in single-family residential real estate, at cost	68,516	114,267	182,783
Less: accumulated depreciation	(326)	(1,288)	(1,614)
Investments in single-family residential real estate, net	$68,190	$112,979	$181,169

Market	Number of Properties	Gross Book Value	Average Gross Book Value	Average Square Feet	Average Year Built
Atlanta, GA	102	$34,458	$338	2,209	2008
Dallas, TX	88	30,920	351	1,915	2014
Huntsville, AL	86	28,510	332	2,306	2015
Tulsa, OK	103	27,130	263	1,762	2016
Birmingham, AL	69	18,606	270	1,690	2017
Kansas City, MO	52	15,510	298	1,944	2008
Memphis, TN	49	14,421	294	1,890	2006
Charlotte, NC	37	13,228	358	1,920	2010
Total/weighted average	586	$182,783	$312	1,971	2012

Status of Property	Number of Properties	Gross Book Value
In rehabilitation	38	$12,693
In marketing	97	31,455
Leased not yet occupied	1	247
Leased and occupied	450	138,388
Total	586	$182,783

As of June 30, 2022, the Company had drawn $123.0 million under its $150 million credit facility. Advances may be drawn up to 74% of the fair value of eligible SFR properties with an advance period that expires in March 2023 with outstanding principal balance due in October 2026. Advances under the facility bear interest at a fixed rate of 2.76%.

Credit Investments

The Company’s credit investments generally include mortgage loans secured by residential or commercial real property or MBS collateralized by residential or commercial mortgage loans or residential solar panel loans (“non-agency” MBS or ABS). As of June 30, 2022, the Company’s credit investment portfolio at fair value was comprised of the following (dollars in thousands):

	Fair Value (1)	Market Price	Leverage
Commercial MBS	$99,901	$99.90	5.6
Commercial mortgage loan	29,484	100.00	2.3
Residential MBS - interest-only (2)	19,255	8.12	—
Residential MBS (2)	1,082	67.11	—
Business purpose residential MBS (3)	15,683	93.51	—
Residential solar panel loan ABS	3,027	59.81	—
Total/weighted-average	$168,432		1.7

(1)
For credit investments in securities, includes contractual accrued interest receivable.
(2)
Residential MBS - interest-only and residential MBS, in combination, reflect our net investment at fair value of $20,337 in a VIE that is consolidated for GAAP financial reporting purposes.
(3)
Includes our net investment at fair value of $5,192 in a VIE that is consolidated for GAAP financial reporting purposes.

As of June 30, 2022, the Company had $84.8 million in repurchase agreements outstanding with a weighted average rate of 2.81% and remaining weighted average maturity of 17 days secured by $99.9 million of non-agency MBS at fair value. As of June 30, 2022, the Company had a $20.6 million repurchase agreement outstanding with a rate of 3.77% and remaining maturity of 260 days secured by a $29.5 million commercial mortgage loan at fair value.

Agency MBS

The Company’s agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by a GSE, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”). As of June 30, 2022, the Company’s agency MBS investment portfolio totaled $235.8 million at fair value comprised of $382.4 million of specified agency MBS and $(146.6) million of net short to-be-announced ("TBA") agency MBS. As of June 30, 2022, the Company's specified agency MBS investment portfolio was comprised of the following (dollars in thousands):

	Unpaid Principal Balance	Net Unamortized Purchase Premiums (Discounts)	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
3.5%	$68,634	$(844)	$67,790	$(1,440)	$66,350	$96.67	3.50%	9.2
4.0%	202,817	1,253	204,070	(3,191)	200,879	99.04	4.00%	9.0
4.5%	114,419	(9)	114,410	710	115,120	100.61	4.50%	8.1
5.5%	8	—	8	—	8	107.89	5.50%	5.7
Total/weighted-average	$385,878	$400	$386,278	$(3,921)	$382,357	$99.09	4.06%	8.8

The Company’s weighted average yield on its specified agency MBS was 2.95% for the second quarter of 2022 compared to 1.52% for the first quarter of 2022, and the actual weighted-average CPR for the Company’s specified agency MBS was 8.40% for the second quarter of 2022 compared to 9.01% for the first quarter of 2022.

As of June 30, 2022, the Company's net short TBA agency MBS investment portfolio was comprised of the following (dollars in thousands):

	Notional Amount:
	Net Long (Short)	Implied	Implied	Net Carrying
	Position (1)	Cost Basis (2)	Fair Value (3)	Amount (4)
2.5% 30-year MBS sale commitments	$(25,000)	$(22,649)	$(22,472)	$177
3.0% 30-year MBS sale commitments	(30,000)	(27,970)	(27,932)	38
3.5% 30-year MBS sale commitments	(100,000)	(95,486)	(96,172)	(686)
4.5% 30-year MBS purchase commitments	50,000	50,121	50,195	74
4.5% 30-year MBS sale commitments	(50,000)	(50,929)	(50,195)	734
Total net long (short) agency TBA positions	$(155,000)	$(146,913)	$(146,576)	$337

(1)
Notional amount represents the unpaid principal balance of the underlying agency MBS.
(2)
Implied cost basis represents the contractual forward price for the underlying agency MBS.
(3)
Implied fair value represents the current fair value of the underlying agency MBS.
(4)
Net carrying amount represents the difference between the implied cost basis and the implied fair value of the underlying agency MBS. This amount is reflected on the Company's consolidated balance sheets as a component of "other assets" and "other liabilities."

As of June 30, 2022, the Company had $224.6 million of repurchase agreements outstanding with a weighted average rate of 1.48% and remaining weighted average maturity of 14 days secured by an aggregate of $237.4 million of agency MBS at fair value. The Company’s weighted average cost of repurchase agreement funding secured by agency MBS was 0.80% during the second quarter of 2022 compared to 0.17% during the first quarter of 2022.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost borrowing and the value of its fixed-rate agency MBS. Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives variable interest payments based upon either the prevailing three-month London Interbank Offered Rate (“LIBOR”) or Secured Overnight Financing Rate (“SOFR”). As of June 30, 2022, the Company’s interest swap agreements were comprised of the following (dollars in thousands):

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
Years to maturity:
Less than 3 years	$130,000	1.32%	1.22%	(0.10)%	1.5
3 to less than 10 years	100,000	1.68%	1.30%	(0.38)%	5.4
Total / weighted-average	$230,000	1.48%	1.25%	(0.23)%	3.2

The Company’s weighted average net pay rate of its interest rate swap agreements was 0.53% during the second quarter of 2022 compared to 0.68% during the first quarter of 2022. Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and, therefore, all gains and losses on its hedging instruments are recorded to line item "investment and derivative gains (losses), net" in the Company’s financial statements.

Other Second Quarter 2022 Financial Highlights

The Company’s book value was $6.30 per common share as of June 30, 2022 compared to $6.19 per common share as of March 31, 2022. Book value per common share is calculated as total equity plus accumulated depreciation of SFR properties less the preferred stock liquidation preference divided by common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

The Company’s “at risk” leverage ratio was 1.6 to 1 as of June 30, 2022 compared to 1.3 to 1 as of March 31, 2022. The Company’s “at risk” leverage ratio is calculated as the sum of the Company’s repurchase agreement financing, long-term debt secured by single-family properties, net payable or receivable for unsettled securities, net contractual price of TBA purchase and sale commitments and financing embedded in its MSR financing receivables less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

During the second quarter of 2022, the Company repurchased 0.9 million shares of its common stock at an average price of $3.40 per share for a total purchase cost of $3.2 million, representing 3.2% of common stock outstanding as of March 31, 2022. Subsequent to June 30, 2022, the Company repurchased an additional 0.3 million shares of its common stock at an average price of $3.18 per share for a total purchase cost of $1.0 million, representing 1.1% of common stock outstanding as of June 30, 2022. Currently, the Company has remaining authorization from its Board of Directors to repurchase up to 10.7 million shares of its common stock. In addition, during the second quarter of 2022, the Company repurchased 0.1 million shares of Series C Preferred Stock at an average price of $24.17 per share for a total purchase cost of $1.7 million.

Conference Call

The Company will hold a conference call for investors at 10:00 A.M. Eastern Time on Wednesday, August 10, 2022 to discuss the Company’s second quarter 2022 results.

Investors may listen to the earnings call via the internet at: http://www.arlingtonasset.com/index.php?s=19. Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com. The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AAIC) currently invests primarily in mortgage related and residential real estate and has elected to be taxed as a REIT. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the uncertainty and economic impact of the ongoing coronavirus (COVID-19) pandemic and the measures taken by the government to address it, including the impact on our business, financial condition, liquidity and results of operations due to a significant decrease in economic activity and disruptions in our financing operations, among other factors, changes in interest rates, increased costs of borrowing, decreased interest spreads, credit risks underlying the Company’s assets, especially related to the Company’s mortgage credit investments, our ability to close on the sale of single-family residential homes described herein, and to realize the expected benefits from such sale, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s investment strategy, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the

Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions. These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	June 30, 2022	March 31, 2022
ASSETS
Cash and cash equivalents (includes $247 and $73, respectively, from consolidated VIEs)	$9,575	$21,715
Restricted cash	1,270	851
Restricted cash of consolidated VIEs	4,649	9,292
Agency mortgage-backed securities, at fair value	382,357	292,318
MSR financing receivables, at fair value	120,260	139,225
Credit investments, at fair value	142,903	54,952
Mortgage loans of consolidated VIEs, at fair value	225,004	261,976
Single-family residential real estate (net of $326 and $1,010, respectively, of accumulated depreciation)	68,190	120,952
Single-family residential real estate held-for-sale (net of $1,288 and $-0-, respectively, of accumulated depreciation)	112,979	—
Deposits	4,623	4,607
Other assets (includes $1,401 and $1,461, respectively, from consolidated VIEs)	12,945	14,995
Total assets	$1,084,755	$920,883
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$329,994	$284,862
Purchased securities payable	114,410	—
Secured debt of consolidated VIEs, at fair value	205,497	244,365
Long-term unsecured debt	86,199	86,096
Long-term debt secured by single-family properties	122,770	77,824
Other liabilities (includes $275 and $293, respectively, from consolidated VIEs)	12,187	9,639
Total liabilities	871,057	702,786
Equity:
Preferred stock (liquidation preference of $35,609 and $37,418, respectively)	34,608	36,357
Common stock	291	301
Additional paid-in capital	2,025,345	2,027,585
Accumulated deficit	(1,846,546)	(1,846,146)
Total equity	213,698	218,097
Total liabilities and equity	$1,084,755	$920,883
Book value per common share (1)	$6.30	$6.19
Common shares outstanding (in thousands) (2)	28,529	29,345

(1) Book value per common share is calculated as total equity plus accumulated depreciation of single-family residential real estate less the preferred stock liquidation preference divided by common shares outstanding.

(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

	June 30, 2022	March 31, 2022
Assets and liabilities of consolidated VIEs:
Cash and restricted cash	$4,896	$9,365
Mortgage loans, at fair value	225,004	261,976
Other assets	1,401	1,461
Secured debt, at fair value	(205,497)	(244,365)
Other liabilities	(275)	(293)
Net investment in consolidated VIEs	$25,529	$28,144

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Interest income
MSR financing receivables	$3,983	$3,382	$2,589	$1,945
Agency mortgage-backed securities	2,065	1,492	2,206	2,660
Credit securities and loans	991	853	772	1,247
Mortgage loans of consolidated VIEs	1,611	1,354	144	301
Other	113	325	169	193
Total interest and other income	8,763	7,406	5,880	6,346
Rent revenues from single-family properties	2,137	1,064	259	—
Interest expense
Repurchase agreements	763	276	286	306
Long-term debt secured by single-family properties	718	408	151	—
Long-term unsecured debt	1,400	1,370	1,376	1,435
Secured debt of consolidated VIEs	1,578	1,188	20	173
Total interest expense	4,459	3,242	1,833	1,914
Single-family property operating expenses	1,915	1,531	593	36
Net operating income	4,526	3,697	3,713	4,396
Investment and derivative gain (loss), net	370	(827)	3,909	(1,313)
General and administrative expenses
Compensation and benefits	2,324	2,065	1,855	1,888
Other general and administrative expenses	1,463	1,219	1,125	1,009
Total general and administrative expenses	3,787	3,284	2,980	2,897
Income (loss) before income taxes	1,109	(414)	4,642	186
Income tax provision	802	2,287	808	436
Net income (loss)	307	(2,701)	3,834	(250)
Dividend on preferred stock	(707)	(742)	(739)	(731)
Net (loss) income (attributable) available to common stock	$(400)	$(3,443)	$3,095	$(981)
Basic (loss) earnings per common share	$(0.01)	$(0.12)	$0.10	$(0.03)
Diluted (loss) earnings per common share	$(0.01)	$(0.12)	$0.10	$(0.03)
Weighted average common shares outstanding (in thousands)
Basic	28,766	29,832	31,100	31,927
Diluted	28,766	29,832	31,421	31,927

Non-GAAP Earnings Available for Distribution

In addition to the results of operations determined in accordance with GAAP, we also report a non-GAAP financial measure "earnings available for distribution" (formerly core operating income). We define earnings available for distribution as net income available to common stock determined in accordance with GAAP adjusted for the following items:

•
Plus (less) realized and unrealized losses (gains) on investments and derivatives;
•
Plus (less) income tax provision (benefit) for TRS realized and unrealized gains and losses on investments and derivatives
•
Plus TBA dollar roll income
•
Plus (less) interest rate swap net interest income (expense)
•
Plus depreciation of single-family residential properties
•
Plus stock-based compensation

Realized and unrealized gains and losses recognized with respect to our mortgage related investments and economic hedging instruments, which are reported in line item “investment and derivative gain (loss), net” of our consolidated statements of comprehensive income, other than TBA dollar roll income and interest rate swap net interest income or expense, are excluded from the computation of earnings available for distribution as such gains on losses are not reflective of the economic interest income earned or interest expense incurred from our interest-bearing financial assets and liabilities during the indicated reporting period. Because our long-term-focused investment strategy for our mortgage related investment portfolio is to generate a net spread on the leveraged assets while prudently hedging periodic changes in the fair value of those assets attributable to changes in benchmark interest rates, we generally expect the fluctuations in the fair value of our mortgage related investments and economic hedging instruments to largely offset one another over time. In addition, certain of our investments are held by our TRS which is subject to U.S. federal and state corporate income taxes. In calculating earnings available for distribution, any income tax provision or benefit associated with gains or losses on our mortgage related investments and economic hedging instruments are also excluded from earnings available for distribution.

TBA dollar roll income represents the economic equivalent of net interest income (implied interest income net of financing costs) generated from our investments in non-specified fixed-rate agency MBS, executed through sequential series of forward-settling purchase and sale transactions that are settled on a net basis (known as “dollar roll” transactions). Dollar roll income is generated as a result of delaying, or “rolling,” the settlement of a forward-settling purchase of a TBA agency MBS by entering into an offsetting “spot” sale with the same counterparty prior to the settlement date, net settling the “paired-off” positions in cash, and contemporaneously entering another forward-settling purchase with the same counterparty of a TBA agency MBS of the same essential characteristics for a later settlement date at a price discount relative to the spot sale. The price discount of the forward-settling purchase relative to the contemporaneously executed spot sale reflects compensation for the interest income (inclusive of expected prepayments) that, at the time of sale, is expected to be foregone as a result of relinquishing beneficial ownership of the MBS from the settlement date of the spot sale until the settlement date of the forward purchase, net of implied repurchase financing costs. We calculate dollar roll income as the excess of the spot sale price over the forward-settling purchase price and recognize this amount ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward purchase. In our consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income is reported as a component of the overall periodic change in the fair value of TBA forward commitments within the line item “investment and derivative gain (loss), net.”

We utilize interest rate swap agreements to economically hedge a portion of our exposure to variability in future interest cash flows, attributable to changes in benchmark interest rates, associated with future roll-overs of our short-term repurchase agreement financing arrangements. Accordingly, the net interest income earned or expense incurred (commonly referred to as “net interest carry”) from our interest rate swap agreements in combination with repurchase agreement interest expense recognized in accordance with GAAP represents our effective “economic interest expense.” In our consolidated statements of comprehensive income prepared in accordance with GAAP, the net interest income earned or expense incurred from interest rate swap agreements is reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “investment and derivative gain (loss), net.”

The following table provides a reconciliation of GAAP net income (loss) available (attributable) to common stock for the last four fiscal quarters (unaudited, dollars in thousands):

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Net (loss) income (attributable) available to common stock	$(400)	$(3,443)	$3,095	$(981)
Add (less):
Investment and derivative (gain) loss, net	(370)	827	(3,909)	1,313
Income tax provision for TRS investment gain	496	2,058	679	351
Depreciation of single-family residential properties	604	715	287	12
Stock-based compensation expense	992	761	523	520
Add back:
TBA dollar roll income	280	823	465	1,064
Interest rate swap net interest expense	(282)	(291)	(653)	(379)
Non-GAAP earnings available for distribution	$1,320	$1,450	$487	$1,900
Non-GAAP earnings available for distribution per diluted common share	$0.05	$0.05	$0.02	$0.06
Weighted average diluted common shares outstanding	29,300	30,315	31,421	32,243

Earnings available for distribution is used by management to evaluate the financial performance of our long-term-focused, net interest spread-based investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders. In addition, we believe that earnings available for distribution assists investors in understanding and evaluating the financial performance of our long-term-focused, net interest spread-based investment strategy and core business activities over periods of time as well as its earnings capacity.

A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for all events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results. In addition, our calculation of earnings available for distribution may not be comparable to other similarly titled measures of other companies. Therefore, we believe that earnings available for distribution should be considered as a supplement to, and in conjunction with, net income and comprehensive income determined in accordance with GAAP. Furthermore, there may be differences between earnings available for distribution and taxable income determined in accordance with the Internal Revenue Code. As a REIT, we are required to distribute at least 90% of our REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of our taxable income in order to not be subject to any U.S. federal or state corporate income taxes. Accordingly, earnings available for distribution may not equal our distribution requirements as a REIT.